BioVie Appoints Industry Veterans Amy Chappell, MD, FAAN, and Kameel Farag to Board of Directors

Seasoned leaders bring deep expertise in neuroscience drug development, strategic growth, and corporate finance to support BioVie’s mission

Carson City, NV, July 22, 2025 – BioVie Inc. (NASDAQ: BIVI) (“BioVie” or the “Company”), a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders and advanced liver disease, today announced the appointment of Amy S. Chappell, MD, FAAN, and Kameel D. Farag to its Board of Directors.

“Amy and Kameel each bring an extraordinary combination of strategic vision, operational excellence, and hands-on experience developing and commercializing therapies in complex neurological and chronic diseases,” said Cuong Do, President and Chief Executive Officer (CEO) of BioVie Inc. “As BioVie continues to advance bezisterim through Phase 2 trials for early Parkinson’s disease and long COVID, and plans the next steps in clinical development in our Alzheimer’s disease and ascites programs, their expertise will be invaluable in achieving our mission of transforming the treatment of these devastating conditions.”

Dr. Chappell brings decades of experience in clinical neuroscience and drug development. Over a 25-year career at Eli Lilly & Co., she played a central role in developing and gaining US Food and Drug Administration (FDA) approvals for multiple central nervous system (CNS) indications, including for Cymbalta® in fibromyalgia and musculoskeletal pain. She later served as Chief Medical Officer (CMO) for Eliem Therapeutics, assisting it through a successful initial public offering (IPO) and advancing programs in epilepsy and mood disorders. Currently, as CMO of Solaxa Inc., she oversees clinical development of novel therapies for ataxia and nerve repair. Dr. Chappell holds numerous patents, has authored over 100 peer-reviewed publications and presentations, and remains a Fellow of the American Academy of Neurology.

Mr. Farag is a proven biotech and global finance executive with a track record of scaling companies through transformational growth. Most recently, as Chief Financial Officer (CFO) and head of business operations at Aspen Neuroscience, he oversaw tripling the company’s headcount, secured over $150 million in financing, built manufacturing infrastructure, and prepared the company for clinical data and a potential future public offering. He previously served as SVP of Finance at Ionis Pharmaceuticals, and Regional CFO for Amgen’s international business, where he helped expand ex-US presence, double regional revenues and build global operational capabilities. His strategic leadership and capital markets expertise will help guide BioVie through its next phase of development.

These appointments come at a time of growing momentum for BioVie. The Company recently published and presented promising data on bezisterim’s potential to slow or reverse biological aging and neurodegeneration at the 7th World Aging and Rejuvenation Conference. BioVie also recently initiated its ADDRESS-LC Phase 2 long COVID trial and continues to drive patient-focused clinical innovation with the SUNRISE-PD Parkinson’s study.

About BioVie Inc.

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders (Alzheimer’s disease, Parkinson’s disease and long COVID) and advanced liver disease. In neurodegenerative disease, the Company’s drug candidate bezisterim inhibits inflammatory activation of extracellular signal-regulated kinase and the transcription factor nuclear factor-κB, and the associated neuroinflammation and insulin resistance but not ERK and NFκB homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both neuroinflammation and insulin resistance are drivers of AD and PD. Persistent systematic inflammation and neuroinflammation are key features in patients with neurological symptoms of long COVID. In liver disease, the Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated and discussed with guidance received from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the reduction of further decompensation in participants with liver cirrhosis and ascites. The active agent is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis. For more information, visit www.bioviepharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identi ed by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. 3Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise su cient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our pre-clinical or clinical studies and to obtain approval for our product candidates, our ability to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports led by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:
Chuck Padala
Managing Director, LifeSci Advisors, LLC
chuck@lifesciadvisors.com

For Media Inquiries:

Melyssa Weible

Managing Partner, Elixir Health Public Relations

mweible@elixirhealthpr.com